Exhibit 99.1


                    Sono-Tek Appoints Chief Financial Officer

MILTON, NY, June 21, 2005, Sono-Tek Corporation (OTC Bulletin Board: SOTK) announced that it had appointed Stephen J. Bagley as Chief Financial Officer, the Company's principal financial officer, on June 9, 2005. Prior to joining the Company, from September 2003 to May 2005, Mr. Bagley was Controller of A. Colarusso & Son, Inc., a highway and bridge contractor. From April 2003 to September 2003, Mr. Bagley was Vice President of Finance of Leschaco, Inc., an international freight forwarder. From April 1997 to April 2003, Mr. Bagley was Chief Financial Officer of Cloverleaf Transportation, a short haul trucking company.

Concurrently with Mr. Bagley's appointment, Philip Strasburg, a Director of the Company, resigned his position as Treasurer in which he had served since February 2005. In such capacity, Mr. Strasburg had been the Company's principal financial officer. The Company's Board of Directors also elected Mr. Strasburg chairman of the Board's audit committee, a position in which he had served prior to becoming Treasurer.

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


Source: Sono-Tek Corporation